SENIOR UNSUBORDINATED AND UNSECURED NOTE

$55,000,000 January 27, 2005

FOR VALUE RECEIVED, the undersigned, Extendicare Health Services, Inc., a Delaware corporation, 111 West Michigan Street, Milwaukee, WI 53203-2903 (“Borrower”), promises to pay to the order of Extendicare Holdings, Inc., a Wisconsin corporation, 111 West Michigan Street, Milwaukee, WI 53203-2903 (“Lender”) or its assignee, the principal sum of $55,000,000.00, together with interest thereon as hereinafter provided.

1. RATE OF INTEREST

From the date hereof until the Maturity Date, interest shall be charged on the outstanding principal balance due at six percent (6%) per annum.

2. PAYMENTS

The Borrower shall pay to Lender interest, quarterly in arrears, computed on the basis of a year consisting of 360 days, but applied to the actual number of days elapsed commencing on March 31, 2005 and each June 30th, September 31st, and December 31st thereafter. In the event such quarter end dates fall on a weekend or holiday, such payment shall be made on the last business day preceding such quarter end date.

Commencing on March 1, 2005, and on the first day of each month thereafter, and including a payment due on January 1, 2010, Borrower shall make monthly payments of interest only, in advance.

3. FINAL PAYMENT MATURITY DATE

Notwithstanding anything set forth above, all sums due under this Note, both principal and interest, if not sooner paid, shall be due and payable on January 1, 2010 (the “Maturity Date”).

4. PAYMENT DUE DATE/FAILURE TO PAY

A.	All payments due under this Note shall be made without demand and received on the last day of each quarter as provided; and

B.	In the event of a default as defined in this Note, at the option of Lender, for so long as the default exists, interest on the outstanding principal balance hereof shall accrue and will be paid at the rate in effect from time to time hereunder plus an additional 3% per annum, not to exceed, however, the maximum rate permitted by law (“Default Interest Rate”).

5. INTEREST RATE COMPUTATION/APPLICATION OF PAYMENTS

A.	All interest calculated under this Note shall be computed on the basis of a year consisting of 360 days but applied to the actual number of days elapsed (actual /360).

B.	All payments shall be applied first to the payment of accrued interest; then to the payment of the principal sum; provided, however, Lender may elect to apply such payments in any other order it deems appropriate. Funds shall be deemed received by the Lender on the next business day if not received by 2:00 P.M. local time at the location where payments hereunder are to be made.

6. PREPAYMENT

The principal amount may be prepaid in whole or in part at any time [without premium or penalty]. No partial payment shall change any due date or the amount of any regularly scheduled installment of principal due. The Borrower’s right to make prepayments of the principal of this Note shall be subject to compliance by the Borrower with the terms set forth in Section 7.9(c) of the Second Amended and Restated Credit Agreement dated as of April 22, 2004 among the Borrower, Extendicare Health Services, Inc., the several banks and other financial institutions from time to time parties thereto, certain agents and Lehman Commercial Paper Inc., as administrative agent, as amended, supplemented or otherwise modified from time to time, including pursuant to the Second Amendment, dated January 28, 2005, (as so amended, supplemented or otherwise modified, the “Lehman Credit Agreement”), which terms are incorporated herein by reference.

7. PLACE OF PAYMENT

All payments shall be made to Lender at the address of Lender set forth at the beginning of this Note or such other place as Lender may from time to time designate in writing.

8. DEFAULT

In the event of (i) a default in the payment of any amount due hereunder on the due date or (ii) a default in the performance of any non-monetary obligation or non-monetary covenant contained herein, and such default or breach continues for thirty (30) days after written notice from Lender to Borrower, provided, however, if the default is non-monetary and it cannot be reasonably cured within said 30 day cure period, Borrower commences and diligently pursues a cure, and Lender reasonably believes that Borrower can effectuate a cure, then Borrower may have an additional period of time, not to exceed an additional 30 days, to cure such default; then, at the election of Lender, without further notice, the unpaid principal sum, together with accrued and unpaid interest thereon evidenced by this Note, shall at once become due and payable and shall bear interest at the Default Interest Rate, subject to compliance with the provisions of section 7.9(c) of the Lehman Credit Agreement.

9. WAIVERS

Except as herein provided, Borrower (a) forever waives presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (b) agrees that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the liability of Borrower, the right of recourse against Borrower being hereby reserved by Lender; and (c) agrees that time is of the essence. Borrower agrees to pay all costs of collection when incurred, whether suit be brought or not, including reasonable attorneys’ fees and costs of suit and preparation therefore, and to perform and comply with each of the covenants, conditions, provisions and agreements of the Borrower contained in this Note. It is expressly agreed by Borrower that no extensions of time for the payment of this Note, nor the failure on the part of Lender to exercise any of its rights hereunder, shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part.

10. COMPLIANCE

Borrower agrees that (1) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Wisconsin, and (2) the obligations evidenced by this Note is an exempted transaction under the Truth-In-Lending Act, 15 U.S.C. Section 1601, et. seq. If any provision of this Note shall be illegal or unenforceable, such provision shall be deemed canceled to the same extent as though it never had appeared herein, but the remaining provisions shall not be affected thereby.

11. NOTICES

Whenever Lender or Borrower desires to give any notice to the other, it shall be sufficient for all purposes if such notice is personally delivered or sent by registered or certified United States or Canadian, as applicable, mail, postage prepaid, addressed to the intended recipient at the address listed at the beginning of this Note for the Borrower, or such other address as hereafter specified in writing, and for the Lender at the address listed at the beginning of this Note, or such other address as hereafter specified in writing.

12. INTEREST NOT TO EXCEED MAXIMUM ALLOWED BY LAW.

If from any circumstances whatsoever, by reason of acceleration or otherwise, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligations to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event shall any exaction be possible under this Note in excess of the limit of such validity.

13. SUCCESSORS

All rights, powers, privileges and immunities herein granted to Lender shall extend to its successors and assigns and any other legal holder of this Note, with full right by Lender to assign and/or sell same.

14.	WAIVER OF JURY TRIAL: BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Signed on the day and year first above written.

BORROWER:
EXTENDICARE HEALTH SERVICES, INC.

By:	/s/ Richard L. Bertrand

Richard L. Bertrand

Senior Vice President and Chief Financial Officer